Exhibit 5.1

August 15, 2025

NeuroSense Therapeutics Ltd. 11 HaMenofim Street, Building B Herzliya 4672562, Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of NeuroSense Therapeutics Ltd. (the “Company”), relating to 4,359,910 of the Company’s ordinary shares, no par value per share (the “Plan Shares”), issuable under the NeuroSense Therapeutics Ltd. 2018 Employee Share Incentive Plan (the “Plan”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies, as to matters of fact, the accuracy of all statements and representations made by officers of the Company and the due constitution of the Board of Directors of the Company. We have also assumed that each individual grant under the Plan that will be made after the date hereof will be duly authorized by all necessary corporate action.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Plan Shares being registered pursuant to the Registration Statement, when issued and paid for pursuant to the terms of the Plan, pursuant to agreements with respect to the 2018 Plan, and, as the case may be, pursuant to the terms of the awards that may be granted under the 2018 Plan, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,

/s/ Goldfarb Gross Seligman & Co.